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                                                                      EXHIBIT 11

           STATEMENT RECOMPUTATION OF PER SHARE EARNINGS (UNAUDITED)

                                                     1996                             1995
                                         ----------------------------     ----------------------------
                                          PRIMARY       SUPPLEMENTARY      PRIMARY       SUPPLEMENTARY
                                         ----------     -------------     ----------     -------------
Net income from continuing
  operations...........................  $5,970,000      $ 5,970,000      $3,069,000      $ 3,069,000
Net income (loss) from discontinued
  operations...........................     (91,000)         (91,000)         50,000           50,000
Interest, net of taxes.................                      543,000                        1,114,000
                                         ----------       ----------      ----------       ----------
Net income.............................  $5,879,000      $ 6,422,000      $3,119,000      $ 4,233,000
Weighted average common shares
  outstanding..........................   6,213,500        7,277,000       5,150,000        7,277,000
Earnings per share from continuing
  operations...........................  $     0.96               --      $     0.60               --
Income (Loss) per share discontinued
  operations...........................       (0.01)              --            0.01               --
                                         ----------       ----------      ----------       ----------
Net income per share...................  $     0.95               --      $     0.61               --
Supplementary net income per share.....          --      $      0.88                      $      0.58

                                                                                 1994
                                                                     ----------------------------
                                                                      PRIMARY       SUPPLEMENTARY
                                                                     ----------     -------------
Net income from continuing operations..............................  $2,182,000      $ 2,182,000
Net income (loss) from discontinued operations.....................          --               --
Interest, net of taxes.............................................                      926,000
                                                                     ----------     -------------
Net income.........................................................  $2,182,000      $ 3,108,000
Weighted average common shares outstanding.........................   5,150,000        7,277,000
Earnings per share from continuing operations......................  $     0.42               --
Income (loss) per share discontinued operations....................          --               --
                                                                     ----------     -------------
Net income per share...............................................  $     0.42               --
Supplementary net income per share.................................          --      $      0.43
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